EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in the registration statement of Tosco Corporation on Amendment No. 1 to Form S-3 (File No. 333-2521) and Post-Effective Amendment No. 2 to the registration statement of Tosco Corporation on Form S-3 (File No. 33-59423) of our report dated January 25, 1996, except as to the information in Note 16, for which the date is February 16, 1996, on our audits of the consolidated financial statements and the financial statement schedule of Tosco Corporation. We also consent to the reference to our firm under the caption "Experts."



Coopers & Lybrand L.L.P.
Oakland California
April 29, 1996